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                                                                    EXHIBIT 11.1

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

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
                                                                           THREE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                            1993        1992
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
Primary:
  Net income applicable to common shares.................................  $56,945     $41,417
                                                                           -------     -------
                                                                           -------     -------
  Shares:
     Weighted average common shares outstanding..........................   82,583      77,286
     Common equivalent shares applicable to stock options................    1,305       1,848
                                                                           -------     -------
     Average number of shares outstanding and common equivalent shares...   83,888      79,134
                                                                           -------     -------
                                                                           -------     -------
Primary earnings per common share and common equivalent share............  $   .68     $   .52
                                                                           -------     -------
                                                                           -------     -------
Fully Diluted:
  Net Income.............................................................  $56,945     $41,417
  Adjustment to interest expense, net of the tax effect thereon
     attributable to convertible debt....................................                1,107
                                                                           -------     -------
  Adjusted net income....................................................  $56,945     $42,524
                                                                           -------     -------
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  Shares:
     Average number of common shares as adjusted for primary
      computation........................................................   83,888      79,134
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter...........................................      225          94
     Shares issuable for convertible debt................................                4,484
                                                                           -------     -------
     Average number of shares outstanding on a fully diluted basis.......   84,113      83,712
                                                                           -------     -------
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Earnings per common share assuming full dilution.........................  $   .68     $   .51
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